Exhibit 99

FOR RELEASE – April 26, 2022

Corning’s Strong First-Quarter Sales and Improved Profitability
Highlight Outstanding Start to 2022

Core sales grew 15% year over year to $3.7 billion and
core EPS increased 20% year over year to $0.54

First-quarter free cash flow of $171 million puts company on pace for another year of strong cash generation

Management now expects full-year sales to exceed $15 billion, with sales growing at a high-single digit percentage and profitability growing faster than sales

CORNING, N.Y. — Corning Incorporated (NYSE: GLW) today announced first-quarter 2022 results and provided its outlook for second-quarter and full-year 2022.

“We are off to an outstanding start in 2022, driven by broad-based strength across our businesses – led by 28% year-over-year sales growth in Optical Communications and continued favorable pricing in Display. In the first quarter, company sales grew 15% year over year, with EPS growing even faster at 20%. We successfully navigated a complex geopolitical and external operating environment, and our innovations and pricing actions contributed to improved profitability,” said Wendell P. Weeks, chairman and chief executive officer.

“Looking ahead, demand for Corning content has never been greater. We expect strong top- and bottom-line growth this year, as we advance innovations and remain focused on pricing, capital efficiency, and cash generation,” Weeks continued.

Financial Highlights:

●	GAAP and core sales were $3.7 billion; core sales grew 15% year over year, driven by strong sales growth in Optical Communications, Display Technologies, and Hemlock’s solar materials.
●	GAAP EPS was $0.68; core EPS was $0.54, an increase of 20% year over year.
o	The primary difference between GAAP and core EPS stemmed from non-cash, mark-to-market gains associated with the company’s currency-hedging contracts.
●

Core gross margin and core operating margin grew sequentially and year over year to 36.6% and 17.6%, respectively. The improvements were primarily driven by benefits of previously announced pricing actions across all businesses.

●	Free cash flow was $171 million for the quarter. The company continues to expect another year of strong cash generation.
●	For the second quarter, Corning expects $3.7 billion to $3.9 billion in core sales with core EPS of $0.54 to $0.59.
●	For the full year, management raised its expectations for sales to exceed $15 billion, with sales growing at a high-single digit percentage and EPS growing up to a few percentage points faster than sales.

“In the first quarter, we executed well commercially, operationally, and financially. Our pricing actions began to take hold. Both gross and operating margins grew sequentially and year over year, despite increasing inflationary headwinds,” said Ed Schlesinger, executive vice president and chief financial officer.

“Orders continue to be strong, and we expect the benefits of our pricing actions to accelerate in the second quarter. We remain focused on creating shareholder value in a dynamic and challenging external environment,” Schlesinger continued. “Our cohesive portfolio and ‘More Corning’ strategy create high-return opportunities and provide a clear pathway to multiyear profitable growth.”

Market-Access Platform Highlights:
Corning holds a leadership position in each of the markets addressed by its five Market-Access Platforms.

Optical Communications – Corning continues to capture growth, driven by increased spending on 5G and broadband projects, along with the accelerated pace of data center builds as applications rapidly move to the cloud. In the first quarter, Telstra InfraCo, Australia’s largest telecommunications company, announced that it is adding 20,000 new route kilometers to its national fiber network and will utilize Corning’s ultra-low-loss fiber with advanced bend. AT&T and Corning are launching a new training program to equip thousands of Americans with the manufacturing skills needed to design, engineer, and support a growing fiber broadband network across the United States and bring more broadband access to more Americans.

© 2022 Corning Incorporated. All Rights Reserved.

Corning’s Strong First-Quarter Sales and Improved Profitability Highlight Outstanding Start to 2022

Display – Corning is the industry leader in the display market with its global manufacturing footprint, cost leadership, and innovative technical capabilities. Display is delivering stabilized returns through favorable pricing and share growth from its new Gen 10.5 facilities. Looking ahead, the market for large-sized TVs is projected to grow at a double-digit compound annual growth rate through 2024. Corning is well positioned to meet growing demand as the leader in Gen 10.5, which provides the most economical approach for larger sets.

Mobile Consumer Electronics – Corning continues to advance its objective of delivering more content and capturing higher revenue per device. During the quarter, Samsung launched the Galaxy S22 series, featuring Corning’s premium cover materials on the front and back of the devices – and on all five rear cameras on the Galaxy S22 Ultra. Corning has also seen additional benefits from continued adoption of new-to-the-world materials, such as Ceramic Shield, which is featured on Apple’s iPhone 13 and iPhone 12 series.

Life Sciences – The company captured “More Corning” opportunities by advancing key innovations for cell- and gene-based therapies while building its portfolio of glass vials and tubing. Vial production was up 162% year over year. Corning’s portfolio, which includes its Corning Valor® Glass and new Corning Velocity® Vials, has enabled the delivery of approximately 5.5 billion doses of COVID-19 vaccines to date. Additionally, West Pharmaceutical Services announced a long-term supply agreement and multimillion-dollar technology investment in Corning to enhance injectable-drug packaging systems.

Automotive – Corning is uniquely suited to address global trends toward cleaner, more connected, and autonomous vehicles as the company continues to pursue a $100-per-car content opportunity. Environmental Technologies is outperforming the market despite industry production constraints. Demand for Corning’s automotive glass solutions is growing, especially in automotive interiors, for which the company has been awarded over a billion dollars of business that spans multiple years.

First-Quarter 2022 Results and Comparisons
(In millions, except per-share amounts)

	Q1 2022	Q4 2021	% change	Q1 2021	% change
GAAP Net Sales	$3,680	$3,676	0%	$3,290	12%
GAAP Net Income	$581	$487	19%	$599	(3%)
GAAP EPS	$0.68	$0.56	21%	$0.67	1%
Core Sales*	$3,744	$3,714	1%	$3,263	15%
Core Net Income*	$465	$465	0%	$402	16%
Core EPS*	$0.54	$0.54	0%	$0.45	20%

*Core performance measures are non-GAAP financial measures. The reconciliation between GAAP and non-GAAP measures is provided in the tables following this news release, as well as on the company’s website.

Optical Communications

	Q1 2022	Q4 2021	% change	Q1 2021	% change
Net Sales	$1,198	$1,206	(1%)	$937	28%
Net Income Before Tax	$211	$198	7%	$142	49%
Net Income	$166	$155	7%	$111	50%

In Optical Communications, sales grew 28% year over year to nearly $1.2 billion, as network operators increased capital spending to address demand for 5G, broadband, and the cloud. Net income was $166 million, up 50% year over year and 7% sequentially.

© 2022 Corning Incorporated. All Rights Reserved.

Corning’s Strong First-Quarter Sales and Improved Profitability Highlight Outstanding Start to 2022

Display Technologies

	Q1 2022	Q4 2021	% change	Q1 2021	% change
Net Sales	$959	$942	2%	$863	11%
Net Income Before Tax	$299	$317	(6%)	$269	11%
Net Income	$236	$252	(6%)	$213	11%

In Display Technologies, sales grew 11% year over year to $959 million. Net income was $236 million, up 11% year over year. Sequentially, both glass volume and price increased slightly. The company expects glass prices to be up slightly sequentially in the second quarter.

Specialty Materials

	Q1 2022	Q4 2021	% change	Q1 2021	% change
Net Sales	$493	$518	(5%)	$451	9%
Net Income Before Tax	$95	$117	(19%)	$115	(17%)
Net Income	$75	$92	(18%)	$91	(18%)

In Specialty Materials, sales grew 9% year over year to $493 million. The company continues to garner significant demand for its premium cover materials and Advanced Optics products, driven by ongoing strength in the underlying IT, mobile device, and semiconductor markets. Net income was $75 million, down from the prior year, driven by increased investments in innovation programs that are moving toward commercialization.

Environmental Technologies

	Q1 2022	Q4 2021	% change	Q1 2021	% change
Net Sales	$409	$353	16%	$441	(7%)
Net Income Before Tax	$94	$69	36%	$94	0%
Net Income	$74	$54	37%	$74	0%

In Environmental Technologies, sales were $409 million, down 7% year over year, as component shortages limited automotive production. Net income of $74 million was flat year over year.

Life Sciences

	Q1 2022	Q4 2021	% change	Q1 2021	% change
Net Sales	$310	$317	(2%)	$300	3%
Net Income Before Tax	$53	$61	(13%)	$61	(13%)
Net Income	$42	$49	(14%)	$48	(13%)

In Life Sciences, sales increased 3% year over year to $310 million. Net income was $42 million, down 13% year over year, primarily driven by COVID-related operational challenges in the first half of the quarter, which impacted output.

Hemlock and Emerging Growth Businesses

	Q1 2022	Q4 2021	% change	Q1 2021	% change
Net Sales	$375	$378	(1%)	$271	38%
Net Income Before Tax	$(7)	$(8)	13%	$(32)	78%
Net Income	$(8)	$(7)	(14%)	$(24)	67%

First-quarter sales increased 38% year over year to $375 million, primarily driven by increased sales of polysilicon. Demand for Hemlock’s solar materials grew, and sales of semiconductor materials remained robust. Automotive Glass Solutions and Corning Pharmaceutical Technologies also contributed to year-over-year growth.

© 2022 Corning Incorporated. All Rights Reserved.

Corning’s Strong First-Quarter Sales and Improved Profitability Highlight Outstanding Start to 2022

Upcoming Investor Events
On May 24, Corning will attend the JP Morgan Global Technology, Media & Communications conference. On June 2, Corning will attend the Bernstein Strategic Decisions Conference. On June 8, Corning will attend the Bank of America Securities Global Technology Conference. On June 23, Corning will attend Fox Advisors Virtual Transportation Technology Conference. Corning will also host management visits to investor offices in select cities.

First-Quarter Conference Call Information
The company will host its first-quarter conference call on Tuesday, April 26, at 8:30 a.m. EDT. To participate, please call toll-free (877) 710-0209 or for international access, call (315) 625-3068 approximately 10 to 15 minutes prior to the start of the call. The access code is 9372017. To listen to a live audio webcast of the call, go to Corning’s website at https://www.corning.com/investor_relations, click “Events,” and follow the instructions.

Presentation of Information in this News Release
This news release includes non-GAAP financial measures. Non-GAAP financial measures are not in accordance with, or an alternative to, GAAP. Corning’s non-GAAP financial measures exclude the impact of items that are driven by general economic conditions and events that do not reflect the underlying fundamentals and trends in the company’s operations. The company believes presenting non-GAAP financial measures assists in analyzing financial performance without the impact of items that may obscure trends in the company’s underlying performance. Definitions of these non-GAAP financial measures and reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures can be found on the company’s website by going to the Investor Relations page and clicking “Quarterly Results” under the “Financials and Filings” tab. These reconciliations also accompany this news release.

Caution Concerning Forward-Looking Statements
The statements contained in this release that are not historical facts or information and contain words such as “will,” “believe,” “anticipate,” “expect,” “intend,” “plan,” “seek,” “see,” “would,” and “target” and similar expressions are forward-looking statements. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and include estimates and assumptions related to economic, competitive and legislative developments. Such statements relate to future events that by their nature address matters that are, to different degrees, uncertain. These estimates are subject to change and uncertainty which are, in many instances, beyond our control. There can be no assurance that future developments will be in accordance with management’s expectations. Actual results could differ materially from those expected by us, depending on the outcome of various factors. We do not undertake to update forward-looking statements.

© 2022 Corning Incorporated. All Rights Reserved.

Corning’s Strong First-Quarter Sales and Improved Profitability Highlight Outstanding Start to 2022

Although the Company believes that these forward-looking statements are based upon reasonable assumptions regarding, among other things, current estimates and forecasts, general economic conditions, its knowledge of its business, and key performance indicators that impact the Company, actual results could differ materially. Some of the risks, uncertainties and other factors that could cause actual results to differ materially from those expressed in or implied by the forward-looking statements include, but are not limited to: the duration and severity of the COVID-19 pandemic, and its impact across our businesses on demand, personnel, operations, our global supply chains and stock price; global economic trends, competition and geopolitical risks, or an escalation of sanctions, tariffs or other trade tensions, and related impacts on our businesses' global supply chains and strategies; changes in macroeconomic and market conditions, market volatility, interest rates, capital markets, the value of securities and other financial assets, precious metals, oil, natural gas and other commodities and exchange rates (particularly between the U.S. dollar and the Japanese yen, new Taiwan dollar, euro, Chinese yuan and South Korean won), consumer demand, and the impact of such changes and volatility on our financial position and businesses; product demand and industry capacity; competitive products and pricing; availability and costs of critical components, materials, equipment, natural resources and utilities; new product development and commercialization; order activity and demand from major customers; the amount and timing of our cash flows and earnings and other conditions, which may affect our ability to pay our quarterly dividend at the planned level or to repurchase shares at planned levels; disruption to Corning's, our suppliers' and manufacturers' supply chain, logistics, equipment, facilities, IT systems, operations or commercial activities due to terrorist activity, cyber-attack, armed conflict, political or financial instability, natural disasters, international trade disputes or major health concerns; loss of intellectual property due to theft, cyber-attack, or disruption to our information technology infrastructure; effects of acquisitions, dispositions and other similar transactions; effect of regulatory and legal developments; ability to pace capital spending to anticipated levels of customer demand; our ability to increase margins through implementation of operational changes, pricing actions and cost reduction measures without impacting revenues; rate of technology change; ability to enforce patents and protect intellectual property and trade secrets; adverse litigation; product and components performance issues; attraction and retention of key personnel; customer ability to maintain profitable operations and obtain financing to fund ongoing operations and manufacturing expansions and pay receivables when due; loss of significant customers; changes in tax laws, regulations and international tax standards; the impacts of audits by taxing authorities; the potential impact of legislation, government regulations, and other government action and investigations; and other risks detailed in Corning’s SEC filings.

For a complete listing of risks and other factors, please reference the risk factors and forward-looking statements described in our annual reports on Form 10-K and quarterly reports on Form 10-Q.

Web Disclosure
In accordance with guidance provided by the SEC regarding the use of company websites and social media channels to disclose material information, Corning Incorporated (“Corning”) wishes to notify investors, media, and other interested parties that it uses its website (https://www.corning.com/worldwide/en/about-us/news-events.html) to publish important information about the company, including information that may be deemed material to investors, or supplemental to information contained in this or other press releases. The list of websites and social media channels that the company uses may be updated on Corning’s media and website from time to time. Corning encourages investors, media, and other interested parties to review the information Corning may publish through its website and social media channels as described above, in addition to the company’s SEC filings, press releases, conference calls, and webcasts.

© 2022 Corning Incorporated. All Rights Reserved.

Corning’s Strong First-Quarter Sales and Improved Profitability Highlight Outstanding Start to 2022

About Corning Incorporated
Corning (www.corning.com) is one of the world's leading innovators in materials science, with a 170-year track record of life-changing inventions. Corning applies its unparalleled expertise in glass science, ceramic science, and optical physics along with its deep manufacturing and engineering capabilities to develop category-defining products that transform industries and enhance people's lives. Corning succeeds through sustained investment in RD&E, a unique combination of material and process innovation, and deep, trust-based relationships with customers who are global leaders in their industries. Corning's capabilities are versatile and synergistic, which allows the company to evolve to meet changing market needs, while also helping its customers capture new opportunities in dynamic industries. Today, Corning's markets include optical communications, mobile consumer electronics, display, automotive, and life sciences.

Media Relations Contact:
Megan Whittemore
(202) 661-4171
whittemom@corning.com

Investor Relations Contact:
Ann H.S. Nicholson
(607) 974-6716
nicholsoas@corning.com

© 2022 Corning Incorporated. All Rights Reserved.

CORNING INCORPORATED AND SUBSIDIARY COMPANIES

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited; in millions, except per share amounts)

	Three months ended
	March 31,
	2022	2021
Net sales	$3,680	$3,290
Cost of sales	2,397	2,134

Gross margin	1,283	1,156

Operating expenses:
Selling, general and administrative expenses	434	400
Research, development and engineering expenses	248	222
Amortization of purchased intangibles	31	32

Operating income	570	502

Interest income	3	3
Interest expense	(71)	(77)
Translated earnings contract gain, net	129	272
Other income, net	130	125

Income before income taxes	761	825
Provision for income taxes	(180)	(226)

Net income attributable to Corning Incorporated	$581	$599

Earnings per common share available to common shareholders:
Basic	$0.69	$0.75
Diluted	$0.68	$0.67

© 2022 Corning Incorporated. All Rights Reserved.

CORNING INCORPORATED AND SUBSIDIARY COMPANIES

CONSOLIDATED BALANCE SHEETS

(In millions, except share and per share amounts)

	March 31,	December 31,
	2022	2021
	(unaudited)
Assets

Current assets:
Cash and cash equivalents	$2,016	$2,148
Trade accounts receivable, net of doubtful accounts	1,910	2,004
Inventories, net	2,618	2,481
Other current assets	1,317	1,026
Total current assets	7,861	7,659

Property, plant and equipment, net of accumulated depreciation	15,780	15,804
Goodwill, net	2,408	2,421
Other intangible assets, net	1,118	1,148
Deferred income taxes	1,030	1,066
Other assets	2,060	2,056

Total Assets	$30,257	$30,154

Liabilities and Equity

Current liabilities:
Current portion of long-term debt and short-term borrowings	$145	$55
Accounts payable	1,824	1,612
Other accrued liabilities	3,092	3,139
Total current liabilities	5,061	4,806

Long-term debt	6,839	6,989
Postretirement benefits other than pensions	620	622
Other liabilities	5,108	5,192
Total liabilities	17,628	17,609

Commitments and contingencies
Shareholders’ equity:
Common stock – Par value $0.50 per share; Shares authorized 3.8 billion; Shares issued: 1.8 billion and 1.8 billion	908	907
Additional paid-in capital – common stock	16,531	16,475
Retained earnings	16,737	16,389
Treasury stock, at cost; Shares held: 973 million and 970 million	(20,419)	(20,263)
Accumulated other comprehensive loss	(1,362)	(1,175)
Total Corning Incorporated shareholders’ equity	12,395	12,333
Non-controlling interests	234	212
Total equity	12,629	12,545

Total Liabilities and Equity	$30,257	$30,154

© 2022 Corning Incorporated. All Rights Reserved.

CORNING INCORPORATED AND SUBSIDIARY COMPANIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited; in millions)

	Three months ended
	March 31,
	2022	2021
Cash Flows from Operating Activities:
Net income	$581	$599
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	342	330
Amortization of purchased intangibles	31	32
Gain on sale of business	(53)	(14)
Loss on investment		36
Share-based compensation expense	42	34
Translation gain on Japanese yen-denominated debt	(84)	(118)
Deferred tax provision	24	121
Translated earnings contract gain	(129)	(272)
Unrealized translation losses on transactions	20	59
Changes in assets and liabilities:
Trade accounts receivable	7	109
Inventories	(159)	44
Other current assets	(709)	(26)
Accounts payable	238	(49)
Other current liabilities	467	22
Customer deposits and government incentives	(9)	31
Deferred income	(25)	(34)
Other, net	(50)	(181)
Net cash provided by operating activities	534	723

Cash Flows from Investing Activities:
Capital expenditures	(383)	(289)
Proceeds from sale of business	74	24
Realized gains (losses) on translated earnings contract	40	(3)
Other, net	(9)	(20)
Net cash used in investing activities	(278)	(288)

Cash Flows from Financing Activities:
Repayments of short-term borrowings	(11)	(25)
Proceeds from exercise of stock options	18	51
Purchases of common stock for treasury	(149)
Dividends paid	(228)	(208)
Other, net	(5)	(8)
Net cash used in financing activities	(375)	(190)
Effect of exchange rates on cash	(13)	(49)
Net (decrease) increase in cash and cash equivalents	(132)	196
Cash and cash equivalents at beginning of period	2,148	2,672
Cash and cash equivalents at end of period	$2,016	$2,868

© 2022 Corning Incorporated. All Rights Reserved.

CORNING INCORPORATED AND SUBSIDIARY COMPANIES

(Unaudited)

GAAP Earnings per Common Share

The following table sets forth the computation of basic and diluted earnings per common share (in millions, except per share amounts):

	Three months ended
	March 31,
	2022	2021
Net income attributable to Corning Incorporated	$581	$599
Less: Series A convertible preferred stock dividend		24
Net income available to common shareholders – basic	581	575
Plus: Series A convertible preferred stock dividend		24
Net income available to common shareholders – diluted	$581	$599

Weighted-average common shares outstanding - basic	843	766
Effect of dilutive securities:
Employee stock options and other dilutive securities	16	17
Series A convertible preferred stock		115
Weighted-average common shares outstanding - diluted	859	898
Basic earnings per common share	$0.69	$0.75
Diluted earnings per common share	$0.68	$0.67

Core Earnings per Common Share

The following table sets forth the computation of core basic and core diluted earnings per common share (in millions, except per share amounts):

	Three months ended
	March 31,
	2022	2021
Core net income attributable to Corning Incorporated	$465	$402
Less: Series A convertible preferred stock dividend		24
Core net income available to common shareholders - basic	465	378
Plus: Series A convertible preferred stock dividend		24
Core net income available to common shareholders - diluted	$465	$402

Weighted-average common shares outstanding - basic	843	766
Effect of dilutive securities:
Stock options and other dilutive securities	16	17
Series A convertible preferred stock		115
Weighted-average common shares outstanding - diluted	859	898
Core basic earnings per common share	$0.55	$0.49
Core diluted earnings per common share	$0.54	$0.45

© 2022 Corning Incorporated. All Rights Reserved.

Use of Non-GAAP Financial Measures

CORE PERFORMANCE MEASURES

In managing the Company and assessing our financial performance, certain measures provided by our consolidated financial statements are adjusted to exclude specific items to arrive at core performance measures. These items include gains and losses on translated earnings contracts, acquisition-related costs, certain discrete tax items and other tax-related adjustments, restructuring, impairment losses, and other charges and credits, certain litigation-related expenses, pension mark-to-market adjustments and other items which do not reflect on-going operating results of the Company or our equity affiliates. Corning utilizes constant-currency reporting for our Display Technologies, Environmental Technologies, Specialty Materials and Life Sciences segments for the Japanese yen, South Korean won, Chinese yuan, new Taiwan dollar and the euro. The Company believes that the use of constant-currency reporting allows investors to understand our results without the volatility of currency fluctuations and reflects the underlying economics of the translated earnings contracts used to mitigate the impact of changes in currency exchange rates on earnings and cash flows. Corning also believes that reporting core performance measures provides investors greater transparency to the information used by the management team to make financial and operational decisions.

Core performance measures are not prepared in accordance with Generally Accepted Accounting Principles in the United States (“GAAP”). We believe investors should consider these non-GAAP measures in evaluating results as they are more indicative of our core operating performance and how management evaluates operational results and trends. These measures are not, and should not, be viewed as a substitute for GAAP reporting measures. With respect to the Company’s outlook for future periods, it is not possible to provide reconciliations for these non-GAAP measures because the Company does not forecast the movement of foreign currencies against the U.S. dollar, or other items that do not reflect ongoing operations, nor does it forecast items that have not yet occurred or are out of the Company’s control. As a result, the Company is unable to provide outlook information on a GAAP basis.

For a reconciliation of non-GAAP performance measures to their most directly comparable GAAP financial measure, please see “Reconciliation of Non-GAAP Measures”.

© 2022 Corning Incorporated. All Rights Reserved.

CORNING INCORPORATED AND SUBSIDIARY COMPANIES

RECONCILIATION OF NON-GAAP FINANCIAL MEASURE TO GAAP FINANCIAL MEASURE

Three Months Ended March 31, 2022 and 2021

(Unaudited; amounts in millions, except per share amounts)

	Three months ended March 31, 2022
			Income
		Equity	before		Effective
	Net	(losses)	income	Net	tax	Per
	sales	earnings	taxes	income	rate (a)	share
As reported - GAAP	$3,680	$(1)	$761	$581	23.7%	$0.68
Constant-currency adjustment (1)	64	1	63	49		0.06
Translation gain on Japanese yen-denominated debt (2)			(84)	(64)		(0.07)
Translated earnings contract gain (3)			(129)	(99)		(0.12)
Acquisition-related costs (4)			39	32		0.04
Discrete tax items and other tax-related adjustments (5)				11		0.01
Pension mark-to-market adjustment (6)			(10)	(8)		(0.01)
Restructuring, impairment and other charges and credits (7)			33	24		0.03
Gain on sale of business (8)			(53)	(41)		(0.05)
Contingent consideration (9)			(26)	(20)		(0.02)
Core performance measures	$3,744	$—	$594	$465	21.7%	$0.54

(a)	Based upon statutory tax rates in the specific jurisdiction for each event.

	Three months ended March 31, 2021
			Income
			before		Effective
	Net	Equity	income	Net	tax	Per
	sales	earnings	taxes	income	rate (a)	share
As reported - GAAP	$3,290	$8	$825	$599	27.4%	$0.67
Constant-currency adjustment (1)	(27)		(6)	5		0.01
Translation gain on Japanese yen-denominated debt (2)			(118)	(90)		(0.10)
Translated earnings contract gain (3)			(272)	(209)		(0.23)
Acquisition-related costs (4)			47	35		0.04
Discrete tax items and other tax-related adjustments (5)				37		0.04
Pension mark-to-market adjustment (6)			5	4		0.00
Gain on sale of business (8)			(14)	(14)		(0.02)
Litigation, regulatory and other legal matters (10)			8	8		0.01
Loss on investments (11)			35	27		0.03
Core performance measures	$3,263	$8	$510	$402	21.2%	$0.45

(a)	Based upon statutory tax rates in the specific jurisdiction for each event.

See Reconciliation of Non-GAAP Financial Measures, “Items which we exclude from GAAP measures to arrive at Core Performance measures” for the descriptions of the footnoted reconciling items.

© 2022 Corning Incorporated. All Rights Reserved.

CORNING INCORPORATED AND SUBSIDIARY COMPANIES

RECONCILIATION OF NON-GAAP FINANCIAL MEASURE TO GAAP FINANCIAL MEASURE

Three Months Ended March 31, 2022 and 2021

(Unaudited; amounts in millions, except per share amounts)

	Three months ended March 31, 2022
			Selling,	Research,
			general	development
		Gross	and	and		Operating
	Gross	margin	administrative	engineering	Operating	margin
	margin	%	expenses	expenses	margin	%
As reported - GAAP	$1,283	34.9%	$434	$248	$570	15.5%
Constant-currency adjustment (1)	62				62
Acquisition-related costs (4)			1		30
Pension mark-to-market adjustment (6)			8	2	(10)
Restructuring, impairment and other charges and credits (7)	25		(8)		33
Contingent consideration (9)			26		(26)
Core performance measures	$1,370	36.6%	$461	$250	$659	17.6%

	Three months ended March 31, 2021
			Selling,	Research,
			general	development
		Gross	and	and		Operating
	Gross	margin	administrative	engineering	Operating	margin
	margin	%	expenses	expenses	margin	%
As reported - GAAP	$1,156	35.1%	$400	$222	$502	15.3%
Constant-currency adjustment (1)	(7)		(1)		(6)
Acquisition-related costs (4)	18				50
Pension mark-to-market adjustment (6)			(3)	(2)	5
Litigation, regulatory and other legal matters (10)			(8)		8
Core performance measures	$1,167	35.8%	$388	$220	$559	17.1%

See Reconciliation of Non-GAAP Financial Measures, “Items which we exclude from GAAP measures to arrive at Core Performance measures” for the descriptions of the footnoted reconciling items.

© 2022 Corning Incorporated. All Rights Reserved.

CORNING INCORPORATED AND SUBSIDIARY COMPANIES

RECONCILIATION OF NON-GAAP FINANCIAL MEASURE TO GAAP FINANCIAL MEASURE

 Three Months Ended March 31, 2022 and 2021

(Unaudited; amounts in millions)

	Three months ended
	March 31,
	2022	2021
Cash flows from operating activities	$534	$723
Realized gains (losses) on translated earnings contracts	40	(3)
Translation losses on cash balances	(20)	(59)
Adjusted cash flows from operating activities	$554	$661

Less: Capital expenditures	$383	$289

Free cash flow	$171	$372

© 2022 Corning Incorporated. All Rights Reserved.

Items which we exclude from GAAP measures to arrive at core performance measures are as follows:

(1)	Constant-currency adjustment: Because a significant portion of segment revenues and expenses are denominated in currencies other than the U.S. dollar, management believes it is important to understand the impact on core net income of translating these currencies into U.S. dollars. Our Display Technologies’ segment sales and net income are primarily denominated in Japanese yen, but also impacted by the South Korean won, Chinese yuan, and new Taiwan dollar. Environmental Technologies and Life Science segments sales and net income are primarily impacted by the euro and Chinese yuan. Presenting results on a constant-currency basis mitigates the translation impact and allows management to evaluate performance period over period, analyze underlying trends in the businesses, and establish operational goals and forecasts. We establish constant-currency rates based on internally derived management estimates which are closely aligned with the currencies we have hedged.

Constant-currency rates are as follows:
	Currency	Japanese yen	Korean won	Chinese yuan	New Taiwan dollar	Euro
	Rate	¥107	₩1,175	¥6.7	NT$31	€.81

(2)	Translation gain on Japanese yen-denominated debt: We have excluded the gain or loss on the translation of the yen-denominated debt to U.S. dollars.
(3)	Translated earnings contract gain: We have excluded the impact of the realized and unrealized gains and losses of the Japanese yen, South Korean won, Chinese yuan, euro and new Taiwan dollar-denominated foreign currency hedges related to translated earnings, as well as the unrealized gains and losses of the British pound-denominated foreign currency hedges related to translated earnings.
(4)	Acquisition-related costs: These expenses include intangible amortization, inventory valuation adjustments, external acquisition-related deal costs, and other transaction related costs.
(5)	Discrete tax items and other tax-related adjustments: These include discrete period tax items such as changes of tax reserves and changes in our permanently reinvested foreign income position.
(6)	Pension mark-to-market adjustment: Defined benefit pension mark-to-market gains and losses, which arise from changes in actuarial assumptions and the difference between actual and expected returns on plan assets and discount rates.
(7)	Restructuring, impairment and other charges and credits: This amount primarily includes other charges and credits. A portion of the charge during the first quarter of 2022, related to facility repairs resulting from the impact of the third quarter 2021 power outages. The Company is pursuing recoveries under its applicable property insurance policies.
(8)	Gain on sale of business: Amount represents the gain recognized for the sale of a certain business.
(9)	Contingent consideration: This amount represents the fair value mark-to-market cost adjustment of contingent consideration resulting from the Hemlock Semiconductor Group ("Hemlock") Transaction on September 9, 2020.
(10)	Litigation, regulatory and other legal matters: Includes amounts that reflect developments in commercial litigation, intellectual property disputes, adjustments to the estimated liability for environmental-related items and other legal matters.
(11)	Loss on investments: Amount represents the loss recognized due to mark-to-mark adjustments capturing the change in fair value based on the closing stock market price.

© 2022 Corning Incorporated. All Rights Reserved.